Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASE IN SALES AND EARNINGS FOR ITS SECOND QUARTER 2014

Ocala, FL…June 13, 2014—Today Nobility Homes, Inc. (OTC MKTS: NOBH) announced sales and earnings results for its second quarter ended May 3, 2014. Sales for second quarter 2014 were up 94% to $7,416,806 as compared to $3,813,619 recorded in second quarter 2013. Income from operations was $305,628 versus a loss of $49,032 last year. Net income after taxes was $284,900 as compared to a loss of $47,021 last year. The net income after taxes for second quarter 2014 included a $95,286 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $.07 per share compared to $.01 loss per share last year.

For the first six months of fiscal 2014, sales were up 61% to $11,608,235 as compared to $7,215,286 for the first six months of 2013. Income from operations was $389,814 versus a loss of $55,749 last year. Net income after taxes was $388,302 compared to a loss of $42,176 last year. The net income after taxes for the first six months of 2014 included a $134,687 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $0.10 per share compared to $.01 loss per share last year.

Nobility’s financial position for the first six months of 2014 remains very strong with cash and cash equivalents and short term investments of $12,736,291 and no outstanding debt. Working capital is $21,737,132 and our ratio of current assets to current liabilities is 13.4:1. Stockholders’ equity is $35,601,237 and the book value per share of common stock increased to $8.77.

Terry Trexler, President, stated, “Our sales for the second quarter of 2014 were strong despite tight retail credit standards and uncertain economic conditions present in our country. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2013 through April 2014 were up approximately 21% from the same period last year. We believe that the long-term demographic trends favor future growth in the Florida market area we serve, and that the current economic environment requires us to maintain our strong financial position for future growth and success.”

We have specialized for 47 years in the design and production of quality, affordable manufactured homes at our plant located in central Florida. With our multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	May 3, 2014	November 2, 2013
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$12,276,236	$10,468,453
Short-term investments	460,055	455,232
Accounts receivable - trade	855,481	2,701,057
Mortgage notes receivable, current	5,865	4,549
Income tax receivable	10,000	—
Inventories	5,994,972	5,043,816
Pre-owned homes, current	2,854,706	2,187,598
Prepaid expenses and other current assets	472,516	319,546
Deferred income taxes	557,525	656,461

Total current assets	23,487,356	21,836,712

Property, plant and equipment, net	3,808,956	3,731,463
Pre-owned homes	2,696,024	4,316,397
Mortgage notes receivable, long term	182,301	183,753
Other investments	2,875,394	2,938,273
Deferred income taxes	1,438,475	1,339,539
Other assets	2,862,955	2,804,484

Total assets	$37,351,461	$37,150,621

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$375,916	$645,519
Accrued compensation	238,808	170,026
Accrued expenses and other current liabilities	448,549	614,368
Customer deposits	686,951	537,052

Total current liabilities	1,750,224	1,966,965

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,636,716	10,632,060
Retained earnings	33,708,086	33,319,784
Accumulated other comprehensive income	245,201	240,378
Less treasury stock at cost, 1,305,913 shares in 2014 and 1,307,854 shares in 2013	(9,525,257)	(9,545,057)

Total stockholders’ equity	35,601,237	35,183,656

Total liabilities and stockholders’ equity	$37,351,461	$37,150,621

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 3, 2014	May 4, 2013	May 3, 2014	May 4, 2013

Net sales	$7,416,806	$3,813,619	$11,608,235	$7,215,286

Cost of goods sold	(6,312,508)	(3,235,633)	(9,758,407)	(6,091,517)

Gross profit	1,104,298	577,986	1,849,828	1,123,769

Selling, general and administrative expenses	(798,670)	(627,019)	(1,460,014)	(1,179,518)

Operating income (loss)	305,628	(49,032)	389,814	(55,749)

Other income (loss):
Interest income	18,182	23,407	28,014	28,946
Undistributed earnings in joint venture - Majestic 21	39,477	42,964	71,808	60,200
Losses from investments in retirement community limited partnerships	(95,286)	(83,504)	(134,687)	(129,841)
Miscellaneous	16,899	19,144	33,353	54,268

Total other income (loss)	(20,728)	2,011	(1,512)	13,573

Income (loss) before provision for income taxes	284,900	(47,021)	388,302	(42,176)

Income tax	—	—	—	—

Net income (loss)	284,900	(47,021)	388,302	(42,176)

Other comprehensive income (loss)
Unrealized investment gain (loss)	(13,120)	35,660	4,823	44,630

Comprehensive income (loss)	$271,780	$(11,361)	$393,125	$2,454

Weighed average number of shares outstanding:
Basic	4,058,115	4,057,053	4,058,054	4,057,053
Diluted	4,060,907	4,057,053	4,059,982	4,057,053

Net income (loss) per share:
Basic	$0.07	$(0.01)	$0.10	$(0.01)
Diluted	$0.07	$(0.01)	$0.10	$(0.01)